Exhibit (b)(3)
                              SCUDDER EQUITY TRUST
                             SCUDDER INVESTORS TRUST


                            Certificate of Secretary

         I, John Millette, do hereby certify that I am the Secretary of Scudder Equity Trust and Scudder Investors Trust (the "Funds"), and that as such, I am authorized to execute this Certificate on behalf of each Fund and its series. I further certify that:


                  1. The following is a complete and correct copy of a resolution duly adopted by the duly elected Members of the Board of each Fund at a meeting duly called, convened and held on November 19, 2003, at which a quorum was present and acting throughout, and that such resolution has not been amended and is in full force and effect.


                                    FURTHER RESOLVED, that the amendment to the By-Laws of the Fund as discussed at this meeting be, and it hereby is, approved with such changes as may be recommended by counsel.


                  2. Attached as Exhibit A are true, complete and correct copies of the amendments to Article VI, Section 6 of the By-Laws of each Fund, as amended, effective as of November 19, 2003.



IN WITNESS WHEREOF, I hereunto set my hand this 9th day of January 2004.



                                      /s/John Millette
                                      ------------------------------
                                      John Millette
                                      Secretary

                                    EXHIBIT A


Section 6a. Powers and Duties of the Chief Executive Officer. The Chief Executive Officer shall, in the absence of the Chairman, preside at all meetings of the shareholders and the Trustees. The Chief Executive Officer shall perform such other duties as the Board of Trustees shall from time to time prescribe. The Chief Executive Officer shall be the principal executive officer, with all duties and responsibilities theretofore designated. Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the Trust or a different mode of execution is expressly prescribed by the Trustees or these Bylaws or where otherwise required by law, the Chief Executive Officer may execute any documents or instruments which the Board has authorized to be executed or the execution of which is in the ordinary course of the Trust's business. The Chief Executive Officer shall have such other powers and duties, as from time to time may be conferred upon or assigned to him/her by the Trustees.

Section 6b. Powers and Duties of the President. The President shall, in the absence of the Chairman and Chief Executive Officer, preside at all meetings of shareholders and Trustees. The President may call meetings of the Trustees and of any Committee thereof when he deems it necessary. The President shall have the power to sign all certificates for shares of beneficial interest. The President shall, subject to the control of the Trustees, have general charge and supervision over the daily affairs of the Trust. The President shall have the power to employ attorneys and counsel for the Trust and to employ such subordinate officers, agents, clerks and employees as he may find necessary to transact the business of the Trust. The President shall have the power to sign all certificates for shares of beneficial interest. The President shall also have the power to grant, issue, execute or sign such powers of attorney, proxies or other documents as may be deemed advisable or necessary in furtherance of the interests of the Trust. The President shall perform such other powers as the Trustees shall prescribe from time to time.